EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated October 22, 2015, is entered into by and among Kevin W. Ahern (“Employee”), CIC Bancshares, Inc., a Colorado corporation (“CIC”), Centennial Bank, a Colorado state chartered banking institution and wholly owned subsidiary of CIC (“Centennial”), Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and Summit Bank & Trust, a Colorado state chartered banking institution and wholly owned subsidiary of Heartland (“Surviving Bank” and together with Heartland, “Employer”).

WHEREAS, the Employee currently serves as Chairman and Chief Executive Officer of CIC, and as Chairman of Centennial;
WHEREAS, Centennial, CIC and Employee are parties to that certain Fourth Amended and Restated Employment Agreement dated April 16, 2014 (the “Current Employment Agreement”);
WHEREAS, Heartland and CIC are executing a Merger Agreement (the “Merger Agreement”) on or about the date hereof pursuant to which CIC will be merged (the “Merger”) with and into Heartland, and Heartland will continue as the surviving corporation, and that also provides that Centennial will merge with and into Surviving Bank, Surviving Bank will change its name to “Centennial Bank”, and Surviving Bank will continue as the merged Colorado state bank and as a wholly owned subsidiary of Heartland;
WHEREAS, Heartland desires that Employee continue employment after consummation of the Merger (the “Effective Date”) on the terms and conditions of this Agreement, and Employee desires to be employed by Employer on such terms and conditions.
NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.    Employment. Effective upon the Effective Date, the Employer hereby employs the Employee, and the Employee accepts such employment and agrees to perform services for the Employer, for the period and upon the other terms and conditions set forth in this Agreement. Effective on the Effective Date, the Current Employment Agreement shall in all respects terminate and be null and void. If either (i) the Effective Date has not occurred on or before June 30, 2016, or (ii) the Employee’s employment with CIC or Centennial, or both, terminates prior to the Effective Date, this Agreement, and all rights and obligations of the Employer, CIC, Centennial and Employee hereunder, shall be null and void, and the Current Employment Agreement shall continue in full force and effect.

2.    Title; Duties.

(a)    During the term of this Agreement, Employee shall serve as Executive Chairman of the Surviving Bank. In such position, Employee shall serve on the Board of Directors of the Surviving Bank and as Chairman of the Board of Directors of the Surviving Bank, and shall also work with the head of Heartland’s private client services to expand such services, particularly in the market areas served by the Surviving Bank. Employee shall have such other duties as are appropriate (including appropriate authority and responsibilities) to Employee’s position with Employer and to which Employer and Employee may hereafter mutually agree in writing. Employee’s duties may, subject to the provisions of

Section 9(g), from time to time, be changed or modified at the discretion of the Board, or the Board of Directors of Surviving Bank, as appropriate, subject to the terms of this Agreement. In his capacity as Executive Chairman of the Surviving Bank, Employee will work with Heartland to recruit and employ a successor President and Chief Executive Officer. As Executive Chairman of the Surviving Bank, Employee will report directly to the Chief Executive Officer or the President of Heartland (which reporting arrangement may be altered among such two officers during the Term of Employment).

(b)    The Employee agrees to serve the Surviving Bank faithfully and to the best of his ability and to devote his full business time, attention and efforts to the business and affairs of the Surviving Bank during his employment by the Surviving Bank. The Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that during the Term of Employment, he will comply with the provisions of Section 8. To the extent consistent with Section 8, while he remains employed by the Surviving Bank, the Employee may (i) participate in charitable activities and personal investment activities (but not be involved in a material manner in the day-to-day operations of any business in which he has invested), and (ii) with the prior consent of the Board, act as a director of any corporations or organizations outside the Surviving Bank and Heartland, not to include banks, financial institutions or other organizations providing similar services as the Surviving Bank and receive compensation therefore; provided, in each case, and in the aggregate, that such activities do not materially interfere with the performance of Employee’s duties hereunder or violate Employee’s fiduciary duty to the Surviving Bank. It is specifically understood that service in the position and with the companies set forth in Exhibit A will not be considered in violation of this Section 2(b). During the Term, Employee agrees to disclose in writing to the Board the identity of any entity for whom he is performing services.

3.    Salary and Benefits.

(a)    Signing Bonus. In consideration of execution of this Agreement, the Employer shall pay Employee, in addition to the compensation otherwise set forth in this Section 3, on or immediately after the Effective Date, and provided Employee has not breached the Current Employment Agreement or this Agreement in any material respect, a signing bonus equal to $595,000 (the “Signing Bonus”). Notwithstanding the foregoing, unless CIC qualifies under U.S. Treasury Regulations Section 1.280G-1, A-6(a)(2)(i) and prior to the Effective Time CIC has obtained shareholder approval in accordance with U.S. Treasury Regulations Section 1.280G-1, A-6(a)(2)(ii) and A-7, if the Signing Bonus, together with all other payments received, or to be received, by Employee in the nature of compensation to (or for the benefit) of Employee which are contingent upon the Merger, as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), exceeds 2.99 times Employee’s average annual compensation from CIC and Centennial for the five years ended December 31, 2015, calculated in accordance with Section 280G, then the Signing Bonus will be reduced so that the aggregate such payments does not exceed 2.99 times such average compensation. Employee and the Employer agree that payment of the Signing Bonus to Employee shall be in consideration of the termination of the Current Employment Agreement “without Cause” in accordance with Sections 5 and 6 of the Current Employment Agreement, and shall be full satisfaction of any further obligations of Employer, CIC or Centennial under the Current Employment Agreement.

(b)    Base Salary. Employer shall, during the Term of Employment, pay Employee an annual base salary of $250,000. Such salary shall be paid in accordance with Employer’s payroll practices as in effect from time to time less applicable withholding and salary deductions. Employee’s base salary shall be reviewed at least annually in accordance with Employer’s salary review process as in effect from time to time.

(c)    Incentive Opportunity. Subject to the terms of this Agreement, Employee shall be eligible to participate in the Employer’s incentive compensation plan, as approved and administered by the Compensation/Nominating Committee of the Board (“Compensation Committee”), and applicable to similarly situated executives of subsidiary banking institutions of Heartland.

(d)    Restricted Stock Units. Subject to approval by the Compensation Committee, normally at its first meeting in January of each year, during each year of the Term of this Agreement, commencing with the first meeting of the Compensation Committee after the Effective Date at which such annual awards are granted, Employee shall be entitled to receive an annual Time-Based Restricted Stock Unit Award (with vesting consistent with the Time-Based Restricted Stock Unit Awards then granted to other executive officers of Heartland or its subsidiaries) with respect to 1,000 shares of Heartland common stock, and an annual Performance-Based Restricted Stock Unit Award with respect to an additional 1,000 shares of Heartland common stock. Any such grants of Restricted Stock Unit Awards shall subject to the vesting conditions and performance targets as approved by the Compensation Committee. Any such grant will be subject to the terms of the specific Time-Based Restricted Stock Unit Award Agreement and Performance-Based Restricted Stock Unit Award Agreement related to such grant and to Heartland’s 2012 Long-Term Incentive Plan as in effect from time to time.

(e)    Reimbursement of Business Expenses. Subject to Section 3(f) below, Employer shall reimburse Employee for all out-of-pocket business expenses incurred by Employee in the course of his duties, in accordance with, Employer’s policies as in effect from time to time. Employee shall be required to submit to Employer appropriate documentation supporting such out-of-pocket business expenses as a prerequisite to reimbursement in accordance with such policies.

(f)    Automobile Use and Country Club Benefits. Subject to Employer’s policies, guidelines and other requirements in effect from time-to-time, during the Term of Employment:

(i) Employee shall have the use of a Company owned or leased automobile; and

(ii) Employee shall be entitled to reimbursement of 50% (or such greater percentage as other subsidiary banks of Heartland may provide to similarly situated executives) of the annual dues of country clubs of his choosing.

As a result of receiving the benefits referenced in clause (i) above, Employee shall not be eligible for reimbursement of business expenses associated with any automobile use.

(g)    Employee Benefits. Employee shall be eligible to participate in Employer’s 401(k) defined contribution plan and the other employee benefit plans, programs, policies and arrangements generally available to employees of Employer, including vacation, and to receive the other perquisites and benefits provided to senior executive officers of subsidiary banks of Heartland, in each case in accordance with the terms and conditions of such plans, programs, policies, arrangements and other perquisites as in effect from time to time. Employee acknowledges that Employer does not guarantee the adoption or continuance of any particular employee benefit set forth in this Section 3(g) during the Term of Employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of Heartland or the Surviving Bank, to amend, modify or terminate any such benefits during the Term of this Agreement (provided that such amendment, modification or termination is uniform among similarly situated employees).

(h)    Benefits Not in Lieu of Compensation. No benefit or perquisite provided to Employee shall be deemed to be in lieu of base salary or other compensation.

(i)    No Directors Fees. Employee shall not receive any fees for his service as a director of Employer so long as he remains employed by Employer.

4.    Term of Agreement; Renewal. Employee’s employment under this Agreement will begin as of the Effective Date and shall continue until the second anniversary of the Effective Date (the “Term of Employment”).

5.    General Termination Provisions.

(a)    Death and Disability. Employer may terminate Employee’s employment at any time during the Term of Employment due to Disability. If employment is so terminated or terminates as a result of Employee’s death, Employer shall pay or provide for all Accrued Compensation and Other Benefits.

(b)    Termination by Employer. Employer may terminate Employee’s employment at any time during the Term of Employment upon thirty (30) days prior written notice; provided no prior notice shall be required of a termination for Cause. Upon any such termination, Employer shall pay or provide for all Accrued Compensation and Other Benefits.

(c)    Termination by Employee. Employee may terminate his employment at any time during the Term of Employment upon thirty (30) days prior written notice. Upon such termination, Employer shall pay or provide for all Accrued Compensation and Other Benefits.

(d)    Limits. Subject to the terms of Section 6 below, on any termination in accordance with this Section 5, Employer shall have no further obligation to make payments under this Agreement other than as specifically provided for in this Section 5.

6.    Special Termination Provisions.

(a)    Termination Without Cause or For Good Reason. Notwithstanding Section 5, if Employer terminates Employee’s employment other than for Cause or Employee terminates his employment for Good Reason during the Term of Employment, then Employer shall:

(i)pay to the Employee in one lump sum, an amount in cash equal to the amount of the Employee’s Compensation that would have been paid to the Employee for the balance of the Term of Employment (computed by dividing Employee’s annual Compensation by 365 and multiplying the result by the number of days remaining in the Term of Employment, hereafter referred to as the “Severance Payment”) on the terms and conditions set forth in Section 6(b); and

(ii)pay or provide for all Accrued Compensation and Other Benefits.

(b)    Waiver and Release of Claims.
(i)Employer’s obligation to make the Severance Payment to Employee as described in Section 6(a) is contingent upon Employee’s execution of a Waiver and Release of

Claims, a form of which is attached to this Agreement as Annex A.

(ii)Employee must execute and return such Waiver and Release of Claims to Employer within fifty (50) days after the Termination Date (the “Consideration Period”). If Employee does not return the executed Waiver and Release of Claims to Employer within the Consideration Period (A) Employee shall forfeit the Severance Payment and (B) Employer has no further obligation to pay the Severance Payment to Employee.

(iii)If Employee returns an executed Waiver and Release of Claims to Employer on or before the end of the Consideration Period, Employer shall pay the Severance Payment to Employee on the sixtieth (60th) day after the Termination Date.

(iv)    For clarification purposes, the payment of the Accrued Compensation and Other Benefits, if any, is not contingent on Employee’s execution of a Waiver and Release of Claims.
(c)    Limits. Upon any termination in accordance with this Section 6, Employer shall have no further obligation to make payments under this Agreement other than as specifically provided for in this Section 6 and Employee shall not be eligible to receive any other severance benefits under any severance or termination plan, program, policy or arrangement maintained by Employer or its affiliates. For the avoidance of doubt, a termination due to Disability or death is subject to Section 5 and shall not entitle Employee to the Severance Payment.
(d)    “Termination Date”. For purposes of this Section 6, “Termination Date” shall mean:

(i)    In the event of a termination by Employer other than for Cause, the date at the end of the thirty (30) day prior written notice period set forth in Section 5(b);

(ii)    In the event of a termination by Employee for Good Reason, the date at the end of the thirty (30) day prior written notice period set forth in Section 5(c).

7.    Excess Payments. Notwithstanding any provision of this Agreement to the contrary, in the event any payments or non-cash benefits that Employee is entitled to receive (whether pursuant to the terms of this Agreement or otherwise (the “Payments”)) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Employee under this Agreement shall be reduced, but not below zero, to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Employee under this Agreement (and no other Payments) shall be reduced, unless consented to by Employee.

8.    Covenants Not to Compete or Solicit Employer Clients and Employees; Confidential Information.
(a)    Non-Compete. During the period of Employee’s employment with Surviving Bank or Heartland (the “Restricted Period”), except with respect to Employee’s employment hereunder, Employee shall not directly or indirectly (without the prior written consent of Employer) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with any person or entity for the purpose of engaging in a Competitive Enterprise in the Restricted Territory. For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that (i) engages in any activity closely associated with commercial banking or community banking, or the operation of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration; (ii) is a trust company or is engaged principally in holding funds in trust for third parties; or (iii) holds a 25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity. To the extent a business enterprise does not engage in any activity referenced in clause (i), (ii) or (iii) above, a “Competitive Enterprise” shall not include a business enterprise that engages primarily in (1) investment banking, (2) real estate investing, (3) private equity and venture capital, (4) oil and gas partnership formation and syndication, (5) acquisition, ownership and sale of public and private securities, (6) institutional investment consulting (including consulting with foundations, endowments, and family offices) in a manner not competitive with Heartland’s private client services, and (7) and family (and multi-family) office management. “Restricted Territory” means the state of Colorado.

In addition, for the purposes of this Agreement, Employee acknowledges both that Employee is part of “executive and management personnel” of Employer, and that this Agreement is executed in connection with a purchase and sale of a business, within the meaning of C.R.S. § 8-2-113(2).
(b)    Non-Solicitation. During the Restricted Period, Employee shall not, in any manner, directly or indirectly (without the prior written consent of Employer): (i) Solicit any Customer to transact business with a Competitive Enterprise in a Restricted Territory or to reduce or refrain from doing any business with Employer, (ii) transact business with any Customer that would cause Employee to be a Competitive Enterprise in a Restricted Territory, (iii) interfere with or damage any relationship between Employer and a Customer or (iv) Solicit anyone who is then an employee of Employer (or who was an employee of Employer within the prior twelve (12) months) to resign from Employer or to apply for or accept employment with any other business or enterprise.

For purposes of this Agreement, a “Customer” means a person or entity who is an existing or prospective customer of CIC, Centennial or its affiliates as of the Effective Date or becomes a customer or prospective customer of Surviving Bank or its affiliates prior to the Termination Date; and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action. For purposes of the definition of “Customer”, the term “prospective customer” shall mean any person or entity with whom Employee has knowledge that Surviving Bank has been in discussions, within the past twelve (12) months, regarding the provision of any services or products of Surviving Bank or its affiliates.
(c)    Confidential Information. Employee hereby acknowledges that, as an employee of Employer, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to Employer and its strategic plans, operations, financial condition and performance and such confidential information constitutes trade secrets of Employer. Employee further recognizes and acknowledges that all confidential information is the exclusive property of Employer, is material and confidential, and is critical to the successful conduct of the business of Employer. Accordingly, Employee hereby covenants and agrees that he will use confidential information for the benefit of Employer only and shall not at any time, directly or indirectly, during the Term of Employment and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others. Notwithstanding the foregoing, Employee shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing Employer with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing Employer with prior written notice and an opportunity to seek protection for such confidential information and (iii) with the prior written consent of Employer.

(d)    Survival. Any termination of Employee’s employment, of the Term of Employment or of this Agreement (or breach of this Agreement by Employee or Employer) shall have no effect on the continuing operation of this Section 8.

(e)    Validity. The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Employee’s future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, Employee and Employer agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(f)    Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of Employee’s promises under this Section 8.

(g)    Specific Enforcement; Cessation of Payments. Employer is entitled to an action or proceeding, in addition to its rights under Section 14 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 8(a), (b) or (c). Employee agrees that (i) Employee violating any part of Section 8(a), (b) or (c) would cause damage to Employer that cannot be measured or repaired, (ii) Employer therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of such Sections, (iii) no bond will need to be posted for Employer to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 8(a), (b) or (c) would be difficult to calculate and that remedies at law would be inadequate. In addition to the other rights provided for in this Section 8(g), it is agreed that, if Employee breaches Section 8(a), (b) or (c), Employer’s obligation to make or provide payments or benefits under Section 5 or 6 shall cease, to the extent not already paid or provided.

(h)    Notice to New Employers. Before Employee either applies for or accepts employment with any other person or entity while any of Section 8(a), 8(b) or 8(c) is in effect, Employee will provide the prospective employer with written notice of the provisions of this Section 8 and will deliver a copy of the notice to Employer.

9.    Definitions.

(a)    Accrued Compensation. “Accrued Compensation” shall mean, as of the Termination Date, (i) unpaid salary, (ii) salary for any accrued vacation not taken and (iii) unpaid expense reimbursements (to the extent, but only to the extent, itemized in accordance with the Employer’s policies within five (5) business days after termination). Accrued Compensation will be paid in one lump sum within five (5) business days of such termination.

(b)    Board. “Board” shall mean the Board of Directors of Heartland.

(c)    Compensation. “Compensation” shall mean (i) Employee’s base salary, plus (ii) Employees car and cell phone allowances, and plus (iii) Employees incentive compensation or bonus that would be reasonably achievable in the calendar year in which termination occurs, calculated by annualizing the performance of Surviving Bank and, if applicable, Heartland, for such calendar year and computing the incentive compensation that would have been payable to Employee based on such annualized performance; provided, however, that if termination occurs during the first three months of any calendar year, the amount of the incentive compensation shall be based on the incentive compensation paid or payable with respect to the immediately preceding calendar year, and if there was no immediately preceding calendar year during the Term of Employment, Compensation shall include no incentive compensation. Compensation shall be computed before reductions for any amounts excludable from Employee’s gross income for federal income tax purposes pursuant to Section 125 or Section 401(k) of the Code or under any nonqualified deferred compensation plan. Notwithstanding anything herein to the contrary, “Compensation” shall not include Employee’s income from the grant or vesting of restricted stock, or from the grant, vesting, or exercise of stock options.

(d)    Cause. Termination of employment for “Cause” shall mean that, prior to any termination pursuant to Section 5(b), Employee shall have committed:

(iii)an intentional act of fraud, embezzlement or theft;

(iv)intentional damage to material property of Employer;

(v)intentional disclosure of confidential information or trade secrets of Employer or information relating to customers of Employer or its affiliates;

(vi)willful and material violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order;

(vii)an act constituting a felony or a misdemeanor involving moral turpitude for which the Employee is convicted by any federal, state or local authority, or to which the Employee enters a plea of guilty or nolo contendere;

(viii)an act or omission that causes Employee to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or losing any governmental or self-regulatory license that is reasonably necessary for Employee to perform his responsibilities to Employer under this Agreement;

(ix)conduct disloyal to the Employer or its affiliates;

(x)intentional failure to perform stated duties or willful disregard of lawful instructions of the Board; or

(xi)intentional breach of corporate fiduciary duty involving personal profit.

For the purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed “intentional” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing,

Employee shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the members of the Board then in office at a meeting of the Board (after reasonable notice to Employee and an opportunity for Employee, together with his counsel to be heard before the Board), finding that, in the good faith opinion of the Board, Employee had committed an act set forth above in this Section 9(d) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or his beneficiaries to contest the validity or propriety of any such determination.

(e)    Disability. “Disability” shall occur if Employee is incapacitated and absent from his duties hereunder on a full-time basis for four (4) consecutive months or for at least one hundred eighty (180) days (which need not be consecutive) during any twelve (12) month period. Employee shall be entitled to the disability benefits generally available to employees of Employer, and the disability payment provided for in Section 5(a) hereof shall be apart from and in addition to any disability benefits generally available to employees of Employer.

(g)    Good Reason. “Good Reason” shall mean:

(i)    without his express written consent, a material diminution in the title, position, duties, responsibilities and status of Employee with Employer, as such title, position, duties, responsibilities and status are contemplated by Section 2, or any other action by Employer that results in a material diminution of Employee’s title, duties, position or reporting relationships, except, in each case, in connection with the termination of his employment for Cause or as a result of his Disability or death, or termination by Employee other than for Good Reason; provided, however, that insubstantial or inadvertent actions not taken in bad faith which are remedied by Employer promptly after receipt of notice thereof given by Employee shall not constitute Good Reason;

(ii)    a material reduction in Employee’s base salary, or a material reduction in the aggregate employee benefits provided to Employee without his prior written consent, unless such reduction applies equally to other similarly situated employees of Employer, in each case, which is not remedied within thirty (30) calendar days after receipt by Employer of written notice from the Employee of such change or reduction, as the case may be;

(iv)    Employer relocating its principal executive offices or requiring Employee to relocate his principal location of work to a location which is in excess of fifty (50) miles from the current location thereof, or requiring Employee to travel away from his office in the course of discharging his responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than one hundred fifty (150) calendar days in any consecutive three hundred sixty-five (365) calendar-day period, without in either case his prior consent;

(v)    failure by Employer to require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place; or

(vi)    any material breach of this Agreement by Employer;

provided, however, that none of the foregoing shall constitute “Good Reason” unless Employee provides the notice of resignation required by Section 5(c) to Employer within thirty (30) days after the occurrence of the action or event that Employee believes constituted “Good Reason,” and unless Employee provides the Employer a reasonable opportunity to cure the same, and provided further, that nothing herein shall limit the right of Employer to contest the validity or propriety of any such determination by Employee that any such act or occurrence constitutes “Good Reason.”

(h)    Other Benefits. “Other Benefits” shall mean, as of Employee’s termination of Employment, accrued amounts or benefits required to be paid or provided to Employee under any other plan, program, policy or arrangement of Employer, including vacation. Other Benefits shall be paid or provided for in accordance with the terms of such other plan, program, policy or arrangement except as otherwise specifically provided in this Agreement.

10.    Section 409A of the Internal Revenue Code.
(a)    If and to the extent that (i) any payment or benefit is determined by the Employer to constitute “non-qualified deferred compensation” subject to Section 409A of the Code, (ii) such payment or benefit under this Agreement or otherwise is provided to a “specified employee” (within the meaning of Section 409A and as determined pursuant to procedures established by the Employer) and (iii) such payment or benefit must be delayed for six months from the Termination Date (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) of the Code (the “Six Month Period”) and not cause Employee to incur any additional tax under Section 409A, then the Employer will delay making any such payment or providing such benefit until the expiration of the Six Month Period. If Employee dies within the Six Month Period, any such delayed payments or benefits shall not be further delayed, and shall be immediately payable to his estate in accordance with the applicable provisions of this Agreement.

(b)    Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(c)    For the purposes of this Agreement, it is the parties’ intention that the amounts payable under Section 6(a) of this Agreement shall not be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

(d)    Notwithstanding any other provisions of this Agreement to the contrary and to the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Employee pursuant to Section 409A of the Code. However, the Employer shall have no liability to Employee, his beneficiaries or otherwise if this Agreement or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A of the Code.

11.    Governing Law. This Agreement is made and entered into in the State of Colorado, without regard to conflict of laws rules, and the laws of Colorado shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

12.    Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the employment of Employee and supersedes any prior written agreements, and there are no representations, warranties or commitments, other than those in writing executed by all of the parties.

13.    Indemnification. Following the date of this Agreement, Employer shall not take any action to amend Employer’s Articles of Incorporation, or to amend any articles of incorporation or association of any corporation or bank, respectively, that is an affiliate of Employer, if such amendment would adversely affect Employee’s right to receive indemnification from such corporation or bank.

14.    Arbitration. Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Employee or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising after Employee’s discharge or termination, Employee shall be awarded his or her costs, including attorneys’ fees, provided Employee substantially prevails on at least one claim.

15.    Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a)	If to Employer:

Heartland Financial USA, Inc. 1398 Central Avenue Dubuque, IA 52001 Attn: Chairman of the Board

(b)	If to Employee:

Kevin W. Ahern 5570 Crestbrook Drive Morrison, CO 80465

16.    Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee, or, if there be no such designee, to his estate. This Agreement shall inure to the benefit of and be enforceable by Employer and any of its successors and assigns.

17.    No Mitigation of Amounts Payable Hereunder. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the Termination Date, or otherwise.

18.    Advice of Counsel.    EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, HE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

19.    Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

20.    Severability. In case anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

22.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

23.    Prior Agreement. Employer and Employee each acknowledge and agree that, effective as of the Effective Date, this Agreement shall amend and restate in its entirety the Current Employment Agreement and shall be in full force and effect from and after the Effective Date.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written with the intent of becoming effective as of the Effective Date.

EMPLOYEE

/s/ Kevin W. Ahern
Kevin W. Ahern

HEARTLAND FINANCIAL USA, INC.:

By:	/s/ Lynn B. Fuller
Name:	Lynn B. Fuller
Title:	Chairman and Chief Executive Officer

SUMMITT BANK & TRUST

By:	/s/ R. John Rhoades
Name:	R. John Rhoades
Title:	President and Chief Executive Officer

Acknowledged and consented to as
not in conflict with the Current
Employment Agreement:

CIC BANCSHARES, INC.:

By:	/s/ James L. Basey
Name:	James L. Basey
Title:	Executive Vice President

CENTENNIAL BANK:

By:	/s/ James L. Basey
Name:	James L. Basey
Title:	Vice Chairman, CEO & President

Exhibit A

Excluded Existing Positions
Kevin Ahern

•Board of Trustees - University of Northern Colorado
•ACE Scholarships - Board of Advisors
•World President’s Organization (“WPO”) Board - Treasurer
•Caddis Capital Investments - Investors and Advisory Board Member

ANNEX A
WAIVER AND RELEASE OF CLAIMS

In consideration of the payments and arrangements set forth in the Employment Agreement dated October , 2015 (as amended and restated from time-to-time, the “Agreement”), between you and Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and Centennial Bank (fka Summit Bank & Trust), a Colorado state charted banking institution (together with Heartland, the “Employer”), which Agreement is incorporated herein by reference, you agree knowingly and voluntarily as follows:

1.
You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against Employer and any subsidiary or affiliate of Employer, and any of its present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any offer, agreement, matter, occurrence or event existing or occurring prior to the execution of this waiver and release of claims, including anything relating to your employment by Employer or to the termination of such employment or to your status as a shareholder or creditor of Employer.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (except that you do not waive ADEA rights or claims that may arise after the date of this waiver and release).

2.
The payments received by you pursuant to the Agreement shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from Employer and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or vision benefits, life insurance benefits or attorneys' fees; provided, however, that notwithstanding any other provision of this waiver and release, you do not waive any of your rights and Employer shall comply with its obligations with respect to (i) the payments and arrangements set forth in the Agreement and (ii) continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

3.	You agree that you will not knowingly orally or in writing criticize, disparage or undermine the reputation of any Releasee.

4.
You also hereby expressly agree not to discuss the business affairs of Employer and any of its subsidiaries and affiliates with any member of the media (or to otherwise make such information publicly available) at any time without the express written consent of Employer. Your signature below will also constitute your agreement that you will not disclose, directly or indirectly, to anyone other than your spouse, counsel, accountants or financial advisors, the terms of this release and waiver of claims or the Agreement, except as may be required by law or in response to regulatory inquiry, judicial process or order.

Notwithstanding anything herein to the contrary, you hereby expressly agree that the severance payment and arrangements set forth in the Agreement may be offset by any amounts you owe to Employer or any of its affiliates.

Your signature below will also constitute confirmation that you have (i) made such waivers, releases, agreements and confirmation in consideration for the severance payment and other arrangements set forth in the Agreement, (ii) been given at least 21 days within which to consider this waiver and release of claims and its consequences, and (iii) been advised prior to signing this release and waiver of claims to consult, and have consulted, with an attorney of your choice. For a period of seven days following the execution of this release of claims, you may revoke this release, and forfeit any right you have to the severance payments and other arrangements described under the Agreement.

This release and waiver of claims shall be governed by the laws of the State of Colorado, without regard to principles of conflict of laws.

AGREED AND CONFIRMED:

Kevin W. Ahern

Date:	__, 20__